Exhibit 10.16

SALES REPRESENTATIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and entered into as of the 27th day of May, 2005, by and between HISS , a Florida corporation ("HISS"), and Barry Bennett a resident of the State of Virginia residing at 119 North Payne Street, Alexandria, Virginia 22314.

R E C I T A L S:

A. HISS designs and/or manufactures security system software and products, including Cyber Tracker, Radiation Detection equipment, and cellular phones.

B. Representative represents that it is familiar with the market for HISS's products and wishes to act as a sales representative for HISS's Products (as defined below) in the Territory (as defined below).

NOW, THEREFORE, in consideration of the mutual promises and mutual covenants exchanged, the parties hereby agree as follows:

1. Definitions.

 As used herein:

1.1 "Products" shall mean those standard HISS products, systems and accessories and related products offered by HISS for sale in the Territory which are listed in Exhibit A attached hereto, as the same may be amended or modified from time to time by HISS in its sole discretion.

1.2 "Territory" shall mean the geographical area, specified prospects/customers or areas described in Exhibit B attached hereto, as the same may be amended or modified from time to time by duly authorized representatives of the parties hereto in writing.

1.3 "Net Billings" shall mean all amounts invoiced in respect to the sale of Products actually shipped to a customer, less actual discounts, credits, refunds and allowances made, freight, transportation, C.O.D., insurance and similar charges, manufacturer's warranty charges, and any applicable sales, use or other similar taxes.

1.4 "Bookings" shall mean orders from customers that have been received, acknowledged and accepted by HISS and scheduled for shipment to the customer.

1.5 "Commissions" shall mean Representative's compen-sation for performance of its duties hereunder at the rates set forth in Exhibit A attached hereto, as the same may be amended or modified from time to time by HISS in its sole discretion by giving at least thirty (30) days’ prior written notice to Representative before such change becomes effective. The new commission rates shall apply to all orders received or dated after the effective date of such notification.

1.6 "House Accounts" shall mean those customers for or purchasers of HISS Products which are located within the Territory and which are designated from time to time in writing by HISS as House Accounts. House Accounts designated by HISS at the time of execution of this Agreement are set forth in Exhibit B attached hereto. HISS may in its sole discretion designate other customers as House Accounts by giving Representative at least ten (10) days prior written notice of such designation before such designation becomes effective.

1.7 "Regular Accounts" shall mean those customers for or purchasers of HISS Products which are not defined in Section 1.6 above and shall be serviced by the Representative.

1.8 "Industrial Distributor" shall mean those persons, firms or organizations purchasing HISS Products for resale to customers in the Territory (excluding House Accounts) in accordance with distributorship agreements entered into from time to time with HISS.

1.9 "Confidential Information" shall mean all informa-tion made available by HISS to Representative, its agents or employees, in connection with this Agreement which HISS protects against unrestricted disclosure to others and which: (i) if in written or other tangible form, is clearly designated as "Confidential"; or (ii) if disclosed orally, is designated as "Confidential" in a written memorandum delivered by HISS promptly following such oral disclosure. By way of illustration, but no limitation, Confidential Information may include proprietary technical data and concepts, vendor and customer information, financial information and marketing data.

2. Sales Agency Arrangement.

2.1 Appointment.  HISS hereby appoints Representative as HISS's non-exclusive sales representative to solicit orders for Products in the Territory, and Representative hereby accepts such appointment, subject to the terms and conditions of this Agreement. Notwithstanding the foregoing, HISS reserves the right during the term of this Agreement to sell Products directly to House Accounts without paying Commissions to Representative.

2.2 Solicitation of Orders.

(a) Representative agrees to use its diligent and best efforts to solicit orders and promote sales of Products in the Territory and to devote such time and effort to such activities as is reasonably necessary to provide coverage for existing and potential accounts within the Territory on a regular basis, consistent with good business practices.

(b) Representative shall solicit orders for Products at such prices, and on such other terms and conditions, as may be established by HISS from time to time. All quotations for Products must be made on HISS's standard quotation forms and be based upon HISS's published prices and standard terms and conditions as then in effect, unless deviations there from have been approved in advance by HISS. No quotation will be valid for a period of more than thirty (30) days unless otherwise approved in advance by HISS. Representative will provide to HISS copies of all quotations and correspondence with customers and potential customers.

(c) All Purchase Orders solicited by Representative are subject to written acceptance by an officer or other authorized employee of HISS, and no Purchase Order shall be binding upon HISS until so accepted. All orders will be accepted only in accordance with HISS's Standard Terms and Conditions of Sale. HISS reserves the right to alter or amend its Standard Terms and Conditions of Sale at any time and such revised Standard Terms and Conditions of Sale shall be used for all sales after the effective date of such revisions. Representative agrees that it shall have no authority to accept any order, assume, create or modify any agreement or obligation or authorize any allowance, adjustment or return of Products on behalf of HISS and shall so advise all customers and potential customers with whom it deals.

(d) HISS shall have the right to change its standard price list at any time and from time to time during the term of this Agreement, provided that HISS shall give Representative thirty (30) days' advance notice of any such price change. No price change shall be effective for Products covered by a Purchase Order accepted by HISS prior to the effective date of such price change. The price of all Products shall include the cost of standard packaging in accordance with HISS's standard commercial practices. All freight, insurance, shipping and non-standard packaging expense shall be borne by and invoiced to the customer unless otherwise specified in HISS’s quotation.

(e) All invoices in connection with Purchase Orders solicited by Representative shall be rendered by HISS, directly to the customer, with a copy thereof to be forwarded to Representative, in accordance with HISS's established invoicing practices. Responsibility for all collections shall rest with HISS; provided, however, that HISS does not warrant the collectibility of any invoice. Representative agrees, upon HISS's request, to assist HISS in effecting the collection of receivables from customers solicited by Representative.

2.3 Other Duties of Representative.

During the term of this Agreement, Representative agrees as follows:

(a) Representative shall maintain at least one office in the Territory which shall be continually open and adequately staffed during normal business hours. Representative shall employ an adequate number of qualified sales personnel, at such compensation and on such other conditions as Representative may deem appropriate, in order to enable Representative to discharge its duties hereunder;

(b) Upon request of HISS, Representative agrees to undertake, at Representative's expense, those administrative functions HISS deems reasonably required for proper management of the sales activity, including, but not limited to:

(i) Attendance of sales personnel at Regional Sales Conferences for the region in which the Territory is located      and at National Sales Conferences.

(ii) Submission of rolling three-month forecasts of bookings and billings forecasts to HISS every month.

(iii) Submission of annual sales forecasts.

(iv) Submission of customer contact reports on a regular basis.

(c) Representative shall obtain, and regularly report to HISS, information concerning existing and potential markets for existing Products, as well as customer interest in potential new or modified Products within HISS's field of operations;

(d) Representative shall cooperate with and assist HISS in implementing such promotional and merchandising campaigns as HISS may from time to time undertake;

(e) Representative shall regularly report to HISS regarding activities of HISS's competitors of which Representative becomes aware during the course of Representative's services hereunder;

(f) Representative shall properly store and maintain all Products and other property of HISS which may be supplied to Representative on consignment, for demonstration purposes or otherwise, and shall return the same to HISS in good condition (reasonable wear and tear excepted) upon the termination of this Agreement or HISS's request therefore. Representative shall be responsible for normal maintenance of all demonstration units when they are located in the Territory. Representative shall provide monthly inventory reports to HISS of any Products or other property of HISS, which is in Representative's possession, or in transit to or from Representative, and shall be responsible for any loss or shortage. Representative shall keep appropriate and adequate records of any Products or other property of HISS shipped to and from its premises under its control or direction, and shall maintain suitable warehousing facilities where required. HISS shall have the right, on request, to examine and/or audit all records pertaining thereto and to conduct a physical inventory on reasonable notice;

(g) Representative shall promptly notify HISS of any complaint or claim made or brought against Representative or HISS with respect to any Product;

(h) Representative shall promptly notify HISS of all inquiries regarding Products received by Representative from sources outside the Territory;

(i) Representative shall avoid any actual or potential conflict of interest with its duties to HISS hereunder. Representative shall not represent any other manufacturer or supplier of equipment competitive with the Products without the prior written consent of HISS; and

(j) Representative shall attend, at Representa-tive's expense, at least one of HISS's periodic training sessions per year.

2.4 Duties of HISS.

During the term of this Agreement, HISS agrees as follows:

(a) HISS shall provide Representative with current technical information regarding the Products. HISS may add or delete Products which it offers for sale from time to time in its sole discretion; and

(b) HISS shall furnish to Representative, without charge, reasonable quantities of promotional sales literature and brochures, catalogue sheets, price lists and engineering data and such other information and sales aids as, in HISS's opinion, are appropriate for use by Representative in soliciting the sale of Products hereunder, which materials may be used by Representative solely to support its sales activities on HISS's behalf.

2.5 Commissions.

(a) As sole and exclusive commission compensation for Representative's services hereunder, HISS shall pay Commissions to Representative, at the rates set forth in Exhibit A attached hereto, on (i) the Net Billings directly invoiced by HISS with respect to sales of Products to Regular Account customers located in the Territory, and (ii) the Net Billings invoiced by HISS's Industrial Distributors with respect to sales of Products for shipment to Regular Account customers of Representative located in the Territory, but excluding in each case Net Billings with respect to sales of Products to House Accounts.

(b) Commission payments with respect to sales of Products made directly through Representative shall be made by the fifteenth (15th) day of the calendar month following the month in which HISS receives payment from its customers.

(d) Each Commission payment shall be accompanied by a statement setting forth in reasonable detail the computation of the Commissions being paid, and any deductions thereto for identifying invoices by number.

(e) HISS may, in its sole discretion, allocate Commissions to be shared between two or more of HISS's Representatives. Representative shall be notified in writing of HISS's determination, which shall be final.

(g) If this Agreement is terminated by either party, Commissions shall thereafter be determined and payable in accordance with Section 5.

(h) Any claim or dispute Representative may have, which is related to or arises out of the payment of Commissions hereunder shall be submitted to HISS in writing within thirty (30) days after Representative knows of, or has reason to know of, the basis for the claim or dispute. Failure to give notice shall relieve HISS from any and all liability for such claim or dispute. The provisions of this subsection shall survive the termination of this Agreement.

2.6	Compensation.

HISS agrees to pay Barry Bennett a sum of $5,000.00 each month beginning on June 1, 2005 and at the beginning of each month thereafter for the life of this agreement. Barry Bennett aggress to become a Part-time employee of HISS and operate a Washington Office for the company. In addition to the monthly compensation HISS will pay $800 each month during the term of this agreement as a portion of rent and overhead. All other expenses must be pre-approved by HISS.

2.7	Stock Option Plan

Barry Bennett will participation in the ESOP and be granted restricted stock options at a agreed upon strike price for 20,000 shares per month.

3. Warranties and Limitations of Liability.

HISS shall provide to customers solicited by Representative only such limited product warranties as are contained in its Standard Terms and Conditions of Sale, as modified from time to time. Representative shall make no representations or warranties to customers or potential customers inconsistent with or in addition to those contained in such terms and conditions.

4. Confidential Information and Trademarks.

4.1 Proprietary Rights.

Representative agrees that HISS retains proprietary rights in and to all product specifications, designs, engineering details, discoveries, inventions, patents, trade secrets and other proprietary rights relating to the Products (the "Proprietary Information"). The Products are offered for sale and are sold by HISS subject in every case to the condition that such sale does not convey any license, expressly or by implication, estoppel or otherwise, to manufacture, duplicate or otherwise copy or reproduce any of the Products.

4.2 Protection of Confidential Information.

Represen-tative agrees to protect the confidentiality of all Confidential Information (including without limitation the Proprietary Information) with the same degree of care as Representative accords to Representative's own confidential and proprietary information and to use such Confidential Information only for purposes related to this Agreement; provided, however, that Representative shall not be obligated to treat information as Confidential Information, if such information:

(a) Was rightfully in Representative's posses-sion, or rightfully known to Representative, prior to its receipt from HISS; or

(b) Is or becomes public knowledge without the fault of Representative; or

(c) Is or becomes rightfully available to Representative without confidential restriction from a source having no duty of confidentiality to HISS.

4.3 Continuation of Obligations.

The obligations imposed by Section 4.2 shall continue during the term of this Agreement and for a period of two (2) years thereafter. Upon termination of this Agreement, Representative will return to HISS, within thirty (30) days, all Confidential Information in written or other tangible form, and all reproductions, copies, extracts or summaries thereof, in its possession.

4.4 Trademarks.

HISS hereby grants Representative the right to use HISS's trademarks solely in connection with the solicitation of orders for Products hereunder and for such other purposes as may be approved in advance by HISS. Representative acknowledges that such trademarks are and shall remain the sole property of HISS. Representative shall not do or suffer to be done any act or thing that will in any way impair the rights of HISS in and to any HISS trademark. Representative agrees not to use or register for use any name or mark confusingly similar to any trademark of HISS. Upon termination of this Agreement for any reason, Representative agrees to discontinue use of all HISS trademarks.

5. Term and Termination.

5.1 Term.

Unless terminated sooner as herein provided, the term of this Agreement shall be for a period of twelve (12) months from the date of this Agreement. Furthermore, this Agreement will be automatically renewed for additional twelve (12)-month terms, unless HISS gives notice of termination of the Agreement to Representative at least thirty (30) days’ prior to the expiration of the initial or any renewal term. Commissions on accounts booked by the representative will continue to be paid as long as the accounts are active and generating net billing revenue.

5.2 Termination by HISS for Cause.

This Agreement may be immediately terminated by HISS upon the breach or default by Representative of any of the material terms, obligations, covenants, representations or warranties contained herein, including, without limitation, Representative's misuse of Confidential Information or the engagement in activities competitive with the sale of Products by HISS, by giving written notice of termination and specifying such breach or default.

5.3 Termination Without Cause.

This Agreement may be terminated by either of the parties without cause upon written notice to the other party given at least ninety (90) days prior to the effective date of termination stated in the notice. In such event, Representative shall receive Commissions only on Bookings made directly through Representative prior to the date of termination, which result in payments made for as long as the bookings generate net billing revenue.

6. Miscellaneous.

6.2 Notices.

All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery or on the day sent by facsimile transmission if a true and correct copy is sent the same day by first class mail, postage prepaid, or by dispatch by an internationally recognized express courier service, to the proper parties at the appropriate business addresses.

6.4 Headings.

The headings of the several sections of this Agreement are inserted for the convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement.

6.5 Counterparts.

This Agreement may be executed in counterparts, and delivery of a signed counterpart by facsimile shall constitute valid execution and delivery of this Agreement.

6.6 Assignment.

Neither this Agreement, nor any rights or obligations hereunder may be assigned, delegated or transferred in any manner by Representative without the prior written consent of HISS. This Agreement shall bind and inure to the benefit of any successors or assigns of HISS and to any permitted successors or assigns of Representative.

6.7 Entire Agreement.

This Agreement, including Exhibits A and B hereto, constitutes the entire agreement between the parties pertaining to the subject matter contained herein and supersedes all prior and contemporaneous negotiations, representations, agreements and understandings of the parties. Except for amendments or modifications permitted to be made by HISS in its sole discretion, no supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the party sought to be bound.

6.8 Applicable Law.

This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Florida without regard to any principles governing conflicts of laws. Any action or proceeding brought under or arising out of this Agreement shall be litigated or brought in an appropriate state or federal court in the State of Florida. The trade terms under this Agreement shall be governed by and interpreted in accordance with the provisions of the Uniform Commercial Code, as adopted in the State of Florida, and shall not be subject to or governed by the United Nations Convention on Contracts for the International Sale of Goods.

6.9 Severability.

Should any provision of this Agreement be determined to be invalid, it should be severed from this Agreement and the remaining provisions of this Agreement shall remain in full force and effect.

6.10 Non-Waiver.

The failure of either party to enforce at any time any provision or provisions of this Agreement shall in no way be considered to be a waiver of such provision or provisions, nor shall such failure affect the validity of this Agreement in any way. The failure of either party to exercise any such provision or provisions shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any other right under this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.

________________________________                                                   HISS, Inc.
(Sales Representative)

By: Barry Bennett`                                                                                       By: Fredrick W. Wicks
                               Its: COO

Name: Barry Bennett                                                                                    Name:_________________________

EXHIBIT A

SALES REPRESENTATIVE AGREEMENT

Dated: _______________

1.        PRODUCTS

The HISS products covered by this Agreement are listed below:

All HISS Standard Products and Options (Hardware and Software) listed on the effective , 2005

2.        COMMISSIONS SCHEDULE FOR DIRECT SALES

15% of the net billing invoice.

EXHIBIT B

SALES REPRESENTATIVE AGREEMENT

Dated: May 27, 2005

1.        TERRITORY

The following Territory is hereby assigned to Representative for the sale of HISS Products as described in this Agreement:

United States Federal Government, State Governments, Local Governments, and Foreign Governments non-exclusively

2.       HOUSE ACCOUNTS

Excluded from commissions payable for sales in the Territory are sales to the following House Accounts:

3. REGULAR ACCOUNTS

All accounts not listed in Exhibit B, Item 2 above. HISS assigns exclusivity by customer accounts. When a sales representative introduces a potential customer to HISS by providing his name, position and title, the organization that he is affiliated with and his email address or telephone number and address, the potential customer is then entered into our data base. Once this information is presented to HISS Marketing, this customer is designated as your exclusive account for one year from the day you registered him with HISS or as long as this agreement is in effect, provided that this account places an order with HISS within the 12 month period after the registration.